Exhibit 99.1

Chess Supersite Corporation's Chess Stars participated in New York's giant Kasparov Chess Foundation's Scholastic Tournament and Miami's Chess Festival featuring "Choose Your Moves and Win" contests

TORONTO, ON - (NewMediaWire) - May 05, 2017 - Chess Supersite Corporation's (OTC PINK: CHZP) Chess Stars participated in New York's giant Kasparov Chess Foundation's Scholastic Tournament (about 1500 players entered). The Company had its own booth, a giant TV screen, where our videos and Contests "Choose Your Moves and Win" ™, were shown, plus Garry Kasparov's games from the 2016 historical event in St. Louis. It attracted a lot of attention from the participants and visitors alike, including Garry Kasparov himself! This was a part of promoting the company to a wide audience.

Another noted event was Chess Stars' own live event -- a Chess Festival in Miami, Florida. It was a strong 5 round Swiss tournament won by a super Grandmaster Leinier Dominguez with a score 4,5 out of 5! Between the 3rd and 4th round there were Contests "Choose Your Moves and Win" ™ featuring two very strong Grandmasters: the tournament's winner Dominguez and Gadir Guseinov: both are in the top 20 blitz and rapid players in the World! GM Guseinov was a winner with a score 1,5 - 0,5! Everybody's enjoyed this event combining on line and off line chess!

About Chess Supersite Corp.

Chess Supersite Corp., is a publicly traded company, trading symbol: CHZP on the OTC Market Group, whose primary business is the development and operation of the chess portal www.chesssupersite.com -- a comprehensive chess portal featuring state-of-the-art playing zone, broadcasts of the major tournaments, intuitive mega database, chess skilled contests and much more. Additional information can be accessed on the company's website www.chesssupersitecorp.com

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Contact:
Chess Supersite Corporation.
www.chesssupersitecorp.com
1131A Leslie Street, Suite 101
Toronto, Ontario, M3C 3L8, Canada
Ph: 416-441-4631.